Exhibit 1A-15A

	Title II – Rule 506(c)	Title III	Title IV - Tier 2	Title IV - Tier 1
In Effect	Yes – since 09/23/2013	Around second week of May 2016	6/19/2015	6/19/2015
Maximum Dollars Raised	No maximum	$1 million per 12 months, including affiliates	$50 million per 12 months	$20 million per 12 months
Permitted Investors	Only Accredited	Anyone	Anyone	Anyone
Per-Investor Limits	None	Yes – depends on income and net worth of investor, and applies to all Title III deals	For non-accredited investors, 10% of income or net worth, whichever is more, per deal	None
General Solicitation Permitted	Yes	Yes, but only through portal	Yes	Yes
Testing the Waters	Yes	Yes	Yes	Yes
Cost	Very low	Moderate	Very High	Very high
Exempt from State Registration	Yes	Yes	Yes	No
Sold Through Portals	Yes	Yes (only through portal)	Yes	Yes
Portals Required to Register	No, provided activities are limited	Yes	No	No
Portals Allowed to Pick and Choose	Yes	Yes	Yes	Yes
Pre-Sale Information Required	None	Substantial	Very substantial, akin to a mini-registration statement for a public company	Very substantial, akin to a mini-registration statement for a public company
Shareholder Limits	2,000 accredited investors	None	None	None
Audited Financial Statements	No	Not for first Title III offering, but possibly later	Yes	No
Pre-Sale Approval Required	No	No	Yes – submission must be approved by SEC	Yes – submission must be approved by SEC
Length of Process	Very fast	Pretty fast	Very Slow	Very slow
Available to Foreign Issuers	Yes	No	Only Canadian (all issuers must have principal business in U.S. or Canada)	Only Canadian (all issuers must have principal business in U.S. or Canada)
Investor Verification	Verification required	Self-certification	Self-certification	N/A
Available for Sale of Owner Shares	No	No	Yes	Yes
Subject to “Bad Actor” Disqualification	Yes	Yes	Yes	Yes
Ongoing Reporting	None	Moderate	Substantial ongoing reporting, akin to a mini-public company, but waived depending on number of investors	None